Exhibit 99.1
NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results

MAUMEE, OHIO, May 6, 2025 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the first quarter ended March 31, 2025.

First Quarter Highlights:

•Company reported net income attributable to The Andersons of $0.3 million, or $0.01 per diluted share and adjusted net income of $4 million, or $0.12 per diluted share
•Adjusted EBITDA was $57 million
•Renewables reported pretax income of $25 million and pretax income attributable to The Andersons of $15 million on strong operating performance and solid merchandising
•Agribusiness recorded a pretax loss of $10 million and breakeven adjusted pretax income attributable to The Andersons on stagnant market conditions

"We had mixed results in a turbulent first quarter. The Renewables segment performed well and our ethanol plants had strong operating efficiency and financial results. Coupled with the performance of our ethanol and renewable diesel feedstock merchandising, the segment produced one of its best first quarters. In Agribusiness, we faced challenging markets as global trade uncertainties disrupted typical grain flows and caused many of our commercial customers to focus on just-in-time purchasing. Our agronomy team is off to a good start with product well-positioned for the upcoming planting season," said President and CEO Bill Krueger. "As planting progresses, we see ample second quarter opportunities for our agronomy teams with the expected increase in corn acres this year. Strong system-wide corn and wheat production should provide a good environment for storage and handling in our assets later in the year. We also expect continued demand for our ethanol products, both domestic and export, as we enter the spring maintenance and driving season. We remain pleased with our overall asset and merchandising footprint. With the combination of the former Trade and Nutrient businesses, we are reviewing the portfolio to find synergies and process improvements."

"We continue to pursue growth opportunities. Our longer lead time capital projects in Agribusiness are progressing well and are expected to be completed by mid-2026," continued Krueger. "Our Renewables projects are focused on improving efficiency, co-product yields and lowering the carbon intensity of our high-performing ethanol plants."

$ in millions, except per share amounts
	Q1 2025	Q1 2024	Variance
Pretax Income	$3.2	$14.0	$(10.8)
Pretax Income (Loss) Attributable to the Company[1]	(1.8)	6.9	(8.7)
Adjusted Pretax Income (Loss) Attributable to the Company[1]	3.2	6.6	(3.4)
Agribusiness[1]	(0.1)	5.4	(5.5)
Renewables[1]	15.3	14.1	1.2
Other	(12.0)	(12.9)	0.9
Net Income Attributable to the Company	0.3	5.6	(5.3)
Adjusted Net Income Attributable to the Company[1]	4.1	5.6	(1.5)
Diluted Earnings Per Share ("EPS")	0.01	0.16	(0.15)
Adjusted EPS[1]	0.12	0.16	(0.04)
EBITDA[1]	50.6	51.4	(0.8)
Adjusted EBITDA[1]	$57.3	$51.2	$6.1
[1] Non-GAAP financial measures; see appendix for explanations and reconciliations.

Cash, Liquidity, and Long-Term Debt Management

"Our businesses continue to generate strong cash flows, although working capital needs in the first quarter typically require significant funding leading to a use of cash from operations. However, our debt remains at a modest level," said Executive Vice President and CFO Brian Valentine. "We remain well below our long-term debt to EBITDA target of less than 2.5 times and are pleased with the strength of our balance sheet. For 2025, we anticipate increased spending on growth projects for previously announced long-term opportunities."

The company used cash from operating activities of $350 million and $240 million in the first quarter of 2025 and 2024, respectively. Cash from operations before working capital changes in the same periods was $57 million and $48 million, respectively. Cash spent on capital projects in the quarter totaled $47 million, a $20 million increase from 2024.

First Quarter Segment Overview

Agribusiness Challenged in Changing Markets

Agribusiness recorded a pretax loss of $10 million and breakeven adjusted pretax income attributable to the company for the quarter compared to pretax income of $3 million and adjusted pretax income of $5 million in the first quarter of 2024.

Results from our ag supply chain businesses were lower with limited trade flows due to market uncertainty. Assets were significantly impacted as basis levels were challenged in our western locations, including those recently acquired as part of the Skyland Grain LLC investment. The nutrient business showed year-over-year improvement with good fertilizer volume and positioning in advance of an expected increase in corn acres.

The portfolio mix of assets, ingredients, and merchandising businesses provides a solid foundation to navigate challenging market conditions. Sizeable corn planting intentions are favorable, allowing for higher nutrient volumes as well as providing opportunities for storage and handling at harvest. In addition, lower corn stocks entering the year should allow for merchandising opportunities and good early harvest margins in the last half of 2025.

Agribusiness’s first quarter adjusted EBITDA was $31 million, compared to $29 million in 2024.

Renewables has Strong Quarter on Efficient Operations and Favorable Ethanol Margins

The Renewables segment reported pretax income of $25 million and pretax income attributable to the company of $15 million in the first quarter. For the same period in 2024, the segment reported pretax income of $24 million and adjusted pretax income attributable to the company of $14 million.

Results from the ethanol production facilities improved year-over-year on efficient operations and higher yields, also benefiting from better year-over-year board crush margins. Plant co-product values were lower, with corn-based feed ingredients competing against an oversupply of alternative protein sources. Ethanol demand is expected to strengthen into the summer with some concerns about cost of inputs. Values of feed ingredient co-products are expected to remain challenged.

Renewables had first quarter EBITDA of $37 million in 2025, compared to adjusted EBITDA of $34 million in 2024.

Income Taxes

The company recorded an income tax benefit for the quarter of $2.1 million, resulting in an effective rate of (66)% for the period. This rate was impacted by a discrete adjustment for a decrease in unrecognized tax benefits related to prior period tax positions. We anticipate a full-year adjusted effective rate of approximately 18% - 22%.

Conference Call

The company will host a webcast on Wednesday, May 7, 2025, at 8:30 a.m. ET, to discuss its performance and provide its outlook for the remainder of 2025. To access the call, please dial 888-317-6003 or 412-317-6061 (elite entry number is 2480571). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://app.webinar.net/XQ59rnDKz3D and submit the requested information as directed. A replay of the call can also be accessed under the heading "Investors" on the company’s website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, geopolitical risk, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes that pretax income (loss) attributable to the company; adjusted pretax income (loss) attributable to the company; adjusted pretax income (loss); adjusted net income attributable to the company; adjusted diluted earnings per share; earnings before interest, taxes, depreciation, and amortization (or EBITDA); adjusted EBITDA; and cash from operations before working capital changes provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and liquidity and better period-to-period comparability. The above measures are not and should not be considered as alternatives to pretax income (loss) or income (loss) before income taxes, net income (loss), diluted earnings (loss) per share attributable to The Andersons, Inc. common shareholders and cash provided by (used in) operating activities as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

The Andersons, Inc., is a diversified company rooted in agriculture that conducts business in the agribusiness and renewables sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2025	2024
Sales and merchandising revenues	$2,659,098	$2,718,217
Cost of sales and merchandising revenues	2,506,226	2,589,897
Gross profit	152,872	128,320
Operating, administrative and general expenses	145,754	119,358
Interest expense, net	13,096	6,522
Other income, net	9,191	11,528
Income before income taxes	3,213	13,968
Income tax (benefit) provision	(2,118)	1,303
Net income	5,331	12,665
Net income attributable to noncontrolling interests	5,047	7,084
Net income attributable to The Andersons, Inc.	$284	$5,581

Earnings per share attributable to The Andersons, Inc. common shareholders:
Basic earnings:	$0.01	$0.16
Diluted earnings:	$0.01	$0.16

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Current assets:
Cash and cash equivalents	$219,219	$561,771	$283,902
Accounts receivable, net	812,482	764,550	701,706
Inventories	1,249,047	1,286,811	994,543
Commodity derivative assets – current	155,028	148,801	178,623
Other current assets	92,968	88,344	55,134
Total current assets	2,528,744	2,850,277	2,213,908
Property, plant and equipment, net	860,246	868,151	689,113
Other assets, net	408,692	402,886	358,052
Total assets	$3,797,682	$4,121,314	$3,261,073

Liabilities and equity
Current liabilities:
Short-term debt	$222,691	$166,614	$10,148
Trade and other payables	661,202	1,047,436	625,836
Customer prepayments and deferred revenue	223,702	194,025	174,651
Commodity derivative liabilities – current	69,648	59,766	67,079
Current maturities of long-term debt	62,675	36,139	27,617
Accrued expenses and other current liabilities	194,390	227,192	177,953
Total current liabilities	1,434,308	1,731,172	1,083,284
Long-term debt, less current maturities	588,087	608,151	556,174
Other long-term liabilities	180,853	182,155	145,965
Total liabilities	2,203,248	2,521,478	1,785,423
Total equity	1,594,434	1,599,836	1,475,650
Total liabilities and equity	$3,797,682	$4,121,314	$3,261,073

The Andersons, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
(in thousands)	2025	2024
Operating Activities
Net income	$5,331	$12,665
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	34,340	30,949
Other	17,303	4,795
Changes in operating assets and liabilities:
Accounts receivable	(53,268)	57,725
Inventories	38,531	169,083
Commodity derivatives	1,076	(28,498)
Other current and non-current assets	(8,558)	1,923
Payables and other current and non-current liabilities	(384,775)	(488,269)
Net cash used in operating activities	(350,020)	(239,627)
Investing Activities
Purchases of property, plant and equipment and capitalized software	(46,548)	(26,775)
Other	2,717	4,723
Net cash used in investing activities	(43,831)	(22,052)
Financing Activities
Net proceeds (payments) under short-term lines of credit	56,044	(31,913)
Proceeds from issuance of long-term debt	14,700	—
Payments of long-term debt	(8,416)	(6,870)
Dividends paid	(6,693)	(6,516)
Value of shares withheld for taxes	(3,837)	(8,071)
Distributions to noncontrolling interest owner	—	(44,910)
Other	(1,353)	—
Net cash provided by (used in) financing activities	50,445	(98,280)
Effect of exchange rates on cash and cash equivalents	854	7
Decrease in cash and cash equivalents	(342,552)	(359,952)
Cash and cash equivalents at beginning of period	561,771	643,854
Cash and cash equivalents at end of period	$219,219	$283,902

The Andersons, Inc.
Adjusted Net Income Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2025	2024
Net income	$5,331	$12,665
Net income attributable to noncontrolling interests	5,047	7,084
Net income attributable to The Andersons, Inc.	284	5,581
Adjustments:
Transaction related compensation	2,103	2,852
Insured inventory and property damage	2,926	—
Gain on deconsolidation of joint venture	—	(3,117)
Income tax impact of adjustments[1]	(1,257)	279
Total adjusting items, net of tax	3,772	14
Adjusted net income attributable to The Andersons, Inc.	$4,056	$5,595

Diluted earnings per share attributable to The Andersons, Inc. common shareholders	$0.01	$0.16

Impact on diluted earnings per share	$0.11	$—
Adjusted diluted earnings per share	$0.12	$0.16

1 The income tax impact of adjustments is taken at the blended federal, state, and local tax rate of 25% with the exception of certain transaction related compensation in 2024.

Adjusted net income (loss) attributable to The Andersons, Inc. reflects reported net income (loss) available to The Andersons, Inc. common shareholders after the removal of specified items described above. Adjusted diluted earnings (loss) per share reflects the fully diluted EPS of The Andersons, Inc. after removal of the effect on EPS as reported of specified items described above. Management believes that Adjusted net income (loss) attributable to The Andersons, Inc. and Adjusted diluted earnings (loss) per share are useful measures of The Andersons, Inc. performance as they provide investors additional information about the operations of the company allowing better evaluation of underlying business performance and better comparability to previous periods. These non-GAAP financial measures are not intended to replace or be alternatives to Net income attributable to The Andersons, Inc. and Diluted earnings per share attributable to The Andersons, Inc. common shareholders as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s average number of diluted shares outstanding for each respective period in order to arrive at an adjusted diluted earnings (loss) per share amount for each specified item.

The Andersons, Inc.
Segment Data
(unaudited)

(in thousands)	Agribusiness	Renewables	Other	Total
Three months ended March 31, 2025
Sales and merchandising revenues	$1,993,287	$665,811	$—	$2,659,098
Gross profit	118,598	34,274	—	152,872
Operating, administrative and general expenses	124,489	9,783	11,482	145,754
Other income (loss), net	9,041	1,088	(938)	9,191
Income (loss) before income taxes	(9,676)	24,881	(11,992)	3,213
Income (loss) attributable to noncontrolling interests	(4,522)	9,569	—	5,047
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$(5,154)	$15,312	$(11,992)	$(1,834)
Adjustments to income (loss) before income taxes[2]	5,029	—	—	5,029
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$(125)	$15,312	$(11,992)	$3,195

Three months ended March 31, 2024
Sales and merchandising revenues	$2,061,439	$656,778	$—	$2,718,217
Gross profit	99,519	28,801	—	128,320
Operating, administrative and general expenses	96,921	8,777	13,660	119,358
Other income, net	6,571	4,760	197	11,528
Income (loss) before income taxes	2,538	24,327	(12,897)	13,968
Income attributable to noncontrolling interests	—	7,084	—	7,084
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$2,538	$17,243	$(12,897)	$6,884
Adjustments to income (loss) before income taxes[2]	2,852	(3,117)	—	(265)
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$5,390	$14,126	$(12,897)	$6,619
[1] Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
[2] Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table. All adjustments are consistent with the EBITDA reconciliation with the exception of items where a portion of the expense is attributable to the noncontrolling interest and is represented in Income attributable to the noncontrolling interest within the reconciliation above. These adjustments include a $1.6 million difference in insured inventory and property damages in the Agribusiness segment for the three months ended March 31, 2025.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Agribusiness	Renewables	Other	Total
Three months ended March 31, 2025
Net income (loss)	$(9,676)	$24,881	$(9,874)	$5,331
Interest expense (income)	12,826	698	(428)	13,096
Tax provision (benefit)	—	—	(2,118)	(2,118)
Depreciation and amortization	21,685	11,891	764	34,340
EBITDA	24,835	37,470	(11,656)	50,649
Adjusting items impacting EBITDA:
Transaction related compensation	2,103	—	—	2,103
Insured inventory and property damage	4,502	—	—	4,502
Total adjusting items	6,605	—	—	6,605
Adjusted EBITDA	$31,440	$37,470	$(11,656)	$57,254

Three months ended March 31, 2024
Net income (loss)	$2,538	$24,327	$(14,200)	$12,665
Interest expense (income)	6,631	457	(566)	6,522
Tax provision	—	—	1,303	1,303
Depreciation and amortization	17,048	11,965	1,936	30,949
EBITDA	26,217	36,749	(11,527)	51,439
Adjusting items impacting EBITDA:
Transaction related compensation	2,852	—	—	2,852
Gain on deconsolidation of joint venture	—	(3,117)	—	(3,117)
Total adjusting items	2,852	(3,117)	—	(265)
Adjusted EBITDA	$29,069	$33,632	$(11,527)	$51,174
Adjusted EBITDA is defined as earnings before interest, taxes and depreciation and amortization, adjusted for specified items. The company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense, tax expense and depreciation and amortization to net income (loss). Management believes that adjusted EBITDA is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to net income (loss), the most directly comparable GAAP financial measure.

The Andersons, Inc.
Trailing Twelve Months of EBITDA and Adjusted EBITDA
A non-GAAP financial measure
(unaudited)

	Three Months Ended,				Twelve months ended March 31, 2025
(in thousands)	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025
Net income	$52,470	$51,461	$54,104	$5,331	$163,366
Interest expense	6,611	8,361	10,266	13,096	38,334
Tax provision (benefit)	4,876	10,731	13,146	(2,118)	26,635
Depreciation and amortization	30,269	30,408	36,178	34,340	131,195
EBITDA	94,226	100,961	113,694	50,649	359,530
Adjusting items impacting EBITDA:
Transaction related compensation	4,049	1,668	2,536	2,103	10,356
Insured inventory and property damage (recoveries)	—	(5,204)	(4,446)	4,502	(5,148)
Acquisition costs	—	—	3,193	—	3,193
Loss on cost method investment	—	—	1,535	—	1,535
Total adjusting items	4,049	(3,536)	2,818	6,605	9,936
Adjusted EBITDA	$98,275	$97,425	$116,512	$57,254	$369,466

	Three Months Ended,				Twelve months ended March 31, 2024
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024
Net income	$82,686	$30,523	$78,437	$12,665	$204,311
Interest expense	13,953	8,188	8,101	6,522	36,764
Tax provision	21,732	7,862	13,324	1,303	44,221
Depreciation and amortization	30,365	31,215	31,306	30,949	123,835
EBITDA	148,736	77,788	131,168	51,439	409,131
Adjusting items impacting EBITDA:
Transaction related compensation	939	1,999	3,212	2,852	9,002
Gain on deconsolidation of joint venture	(6,544)	—	—	(3,117)	(9,661)
Goodwill impairment	—	—	686	—	686
Gain on sale of assets	—	(5,643)	—	—	(5,643)
Gain on cost method investment	—	(4,798)	—	—	(4,798)
Impairment on equity method investments	—	963	—	—	963
Insured inventory expenses	1,310	—	—	—	1,310
Total adjusting items	(4,295)	(7,479)	3,898	(265)	(8,141)
Adjusted EBITDA	$144,441	$70,309	$135,066	$51,174	$400,990

The Andersons, Inc.
Cash from Operations Before Working Capital Changes
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands)	2025	2024
Cash used in operating activities	$(350,020)	$(239,627)
Changes in operating assets and liabilities
Accounts receivable	(53,268)	57,725
Inventories	38,531	169,083
Commodity derivatives	1,076	(28,498)
Other current and non-current assets	(8,558)	1,923
Payables and other current and non-current liabilities	(384,775)	(488,269)
Total changes in operating assets and liabilities	(406,994)	(288,036)
Cash from operations before working capital changes	$56,974	$48,409
Cash from operations before working capital changes is defined as cash provided by (used in) operating activities before the impact of changes in working capital within the statement of cash flows. The Company calculates cash from operations by eliminating the effect of changes in accounts receivable, inventories, commodity derivatives, other assets, and payables and accrued expenses from the cash provided by (used in) operating activities. Management believes that cash from operations before working capital changes is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Cash from operations before working capital changes is a non-GAAP financial measure and is not intended to replace or be an alternative to cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.